CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO   847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES
APPROVAL TO LIST SHARES ON NASDAQ and EFFECTIVE FEB. 4, 2008 a NEW TRADING SYMBOL: ACUR

Palatine, IL, January 31, 2008: Acura Pharmaceuticals, Inc. (ACPH.OB) is pleased to announce that The NASDAQ Stock Market® has approved the Company’s application to list its common stock on the NASDAQ Capital Market® (“NASDAQ”). The Company’s common stock will commence trading on NASDAQ on February 4, 2008 under the trading symbol “ACUR”.

“We are pleased to join the growing list of specialty pharmaceutical companies trading on NASDAQ ” stated Andy Reddick, the Company's CEO. "We believe that our new NASDAQ listing will provide enhanced liquidity and visibility and we are looking forward to attracting research analyst coverage as a result of our listing."

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, our ability, and the ability of King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the ability to fulfill the FDA’s requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of our product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials, the regulatory approval process, and commercial supply. You are encouraged to review other important risk factors relating to our operations on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Our press releases may be reviewed at www.acurapharm.com.